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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses (including in the Prospectuses on Form S-3 included therein) constituting part of the Registration Statements on Form S-8 (Nos. 33-20037, 33-68128, 333-75445 and 333-56448) and on Form S-3 (No. 333-59688) of Moore Medical Corp. and its subsidiary of our report dated February 18, 2002, except for Note 11 as to which the date is March 20, 2003, appearing on page 15 of this Form 10-K/A Amendment Number 1 to the Annual Report on Form 10-K for the year ended December 29, 2001. We also consent to the reference to us under the heading "Experts" in such Prospectuses.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Hartford, Connecticut
March 28, 2003